SETTLEMENT AGREEMENT


   This  Settlement Agreement is entered into this  9th  day

of June, 1999 by Tucson Electric Power Company ('TEP' or the

'Company'), the Arizona Residential Utility Consumer  Office

('RUCO'),  members of the Arizonans For Electric Choice  And

Competition   ('AECC')1   and   Arizona   Community   Action

Association ('ACAA') (collectively the 'Parties').

                         BACKGROUND

   A.  TEP is a public service corporation that, along  with

its  predecessors, has provided electric service in  Arizona since  1892.  TEP currently provides retail electric service to  the  City  of Tucson and in the surrounding Pima  County area,  and  to Fort Huachuca in Cochise County  pursuant  to

Certificates  of Convenience and Necessity ('CC&Ns');  these areas  shall  collectively be referred to as the  'TEP  CC&N

Service  Territory') that it has received from  the  Arizona

Corporation Commission ('Commission').

   B.  On  December 26, 1996, the Commission issued an Order

approving   A.A.C.  R14-2-1601,  et  seq.   (the   'Electric

Competition   Rules')   for  the  purpose   of   introducing

competitive access to retail electric generation and certain

other   services   that  are  deemed   to   be   competitive

(hereinafter  referred to as 'Competitive  Retail  Access').

Since  then,  the Electric Competition Rules have  been  the

subject   of  multiple  litigation  and  the implementation

1 AECC consists of the following organizations: Arizonans for Electric Choice and Competition is a coalition of energy consumers in support of competition and includes Cable Systems International, BHP Copper, Motorola, Chemical Lime, Intel, Honeywell, Allied Signal, Cyprus Climax Metals, Asarco, Phelps Dodge, Homebuilders of Central Arizona, Arizona Mining Industry Gets Our Support, Arizona Food Marketing Alliance, Arizona Association of Industries, Arizona Multihousing Association, Arizona Rock Products Association, Arizona Restaurant Association, Arizona Retailers Association, Boeing, Arizona School Board Association, National Federation of Independent Business, Arizona Hospital Association, Lockheed Martin, Abbot Labs, and Raytheon.

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thereof  has  been  stayed while additional  amendments  and revisions thereto are being considered.

   C.  TEP  has worked with the Commission Staff  and  other

interested  parties  towards finalization  of  the  Electric

Competition  Rules  and  the implementation  of  Competitive

Retail Access in Arizona.

   D.  The  Parties acknowledge that in order to restructure

the   Arizona  retail  electric  industry  to  provide   for

Competitive   Retail  Access  and  customer   choice,   this

Settlement   Agreement   provides   TEP's   shareholders   a

reasonable  opportunity to recover their prudently  incurred investments and costs, including stranded costs.

   E.  The  Parties  also  acknowledge  that  each  Affected

Utility  (as defined in the Electric Competition Rules)  has unique  financial  and  other circumstances  such  that  the

Commission  should review the provisions of this  Settlement

Agreement  relating  to  TEP's recovery  of  stranded  costs independently  from  the proposals  of  any  other  Affected

Utility.

   F.  The  Parties  believe that this Settlement  Agreement

provides  for  the  timely   implementation  of  Competitive

Retail Access in TEP's CC&N Service Territory and for  TEP's

shareholders  to  have a reasonable opportunity  to  recover their prudently incurred investments and costs.  The Parties further  believe  that competition in the electric  industry will benefit all customers in providing greater efficiencies

and   lower   electric  power  costs.    Accordingly,   this

Settlement  Agreement is to be interpreted so  as  to  bring about these consumer benefits as soon as possible.

   G.  The  Parties  further  believe  that  the  terms  and

conditions of this Settlement Agreement are just, reasonable and in the public interest in that they, among other things,

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provide  for  Competitive  Retail Access  in  TEP's  Service

Territory,  establish rate reductions for all TEP customers,

set  a  mechanism  for  stranded cost recovery  and  resolve contentious litigation.

   H.  The  Parties  desire  that the  Commission  issue  an

Order:  (a)  finding that the terms and conditions  of  this

Settlement Agreement are just and reasonable;

(b)  concluding  that this Settlement Agreement  is  in  the public  interest;  (c) approving this Settlement  Agreement;

and  (d)  implementing  the terms and conditions  set  forth herein (the 'Commission's Approval Order').

   NOW,  THEREFORE, in consideration of the mutual covenants

and  promises  contained  herein  and  for  other  good  and

valuable   consideration,  the  Parties  hereto  agrees   as

follows:

1. COMPETITIVE RETAIL ACCESS.

   1.1  Competitive  Retail Access  in  TEP's  CC&N  Service

Territory shall commence sixty (60) days after the  issuance of  the  Commission's Approval Order ('Commencement  Date'),

and  subject  to:  (a) the provisions of effective  Electric

Competition Rules; and (b) the terms and conditions herein.2

   1.2  Upon the Commencement Date, TEP shall make available

for Competitive Retail Access the amount of system peak load set  forth in the currently proposed Electric Competition

Rules, plus an additional fifty-four (54) megawatts of  load which  shall  be  made available to eligible non-residential

customers.    Unless  subject  to  judicial  or   regulatory

2 The Parties recognize that Y2K issues will be of critical importance during the fourth quarter of 1999. Therefore, the Parties respectfully request approval of this Settlement Agreement on or before August 1, 1999 so that Competitive Retail Access may commence in TEP's service territory on or before October 1, 1999.

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restraint,  all  TEP customers will be eligible  to  receive

Competitive Retail Access on January 1, 2001.

   1.3  The Parties shall urge the Commission to approve the

Electric Competition Rules, at least on an emergency  basis,

so  that  meaningful Competitive Retail Access can begin  in

TEP's service territory subject to the provisions of Section

1.1 herein.

   1.4  Electric Service Agreements ('ESAs'), in  effect  as

of the Commencement Date, shall remain in effect, unless TEP and  the  respective parties thereto agree to a modification or  a  termination thereof.  In the event that  an  ESA,  in effect as of the Commencement Date, terminates by its  terms prior  to January 1, 2001, then the ESA customer shall  have the  option  of choosing: (a) Competitive Retail Access;  or

(b)  an  extension of the ESA up to January 1, 2001  at  the then-current  contract price (with any  applicable  seasonal adjustment and continuing escalation that would have applied had the ESA not terminated).

2. STRANDED COST RECOVERY.

   2.1  TEP  shall have a reasonable opportunity to  recover

its  stranded costs, including its regulatory  assets.   TEP

shall  be  authorized to recover its stranded costs  in  the following manner:

        (a) The  Commission shall authorize TEP to  implement

a  competition transition charge ('CTC') in two  components:

(i) a 'Fixed' CTC; and (ii) a 'Floating' CTC.

        (b) The  Fixed  CTC shall be set so  as  to  equal  a

charge  of  0.93 cents/kWh (average) ('Fixed CTC amount  '),

which  shall  include recovery of TEP's  regulatory  assets.

The  Fixed CTC component shall terminate when it has yielded a  stranded  cost  recovery of four  hundred  fifty  million

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dollars  ($450 million), or on December 31, 2008,  whichever

occurs  first.   When  the Fixed CTC  terminates,  unbundled

service  rates  will  be reduced by the  same  amount.   The

amortization schedule for the $450 million of Fixed  CTC  is attached hereto as Exhibit A.  The parties acknowledge  that the actual collection of the Fixed CTC will vary with actual

kWh sales.

        (c) The  Floating  CTC shall be  calculated  using  a

Market Generation Credit ('MGC') methodology (as defined  in subsection 2.1(d) below) and will terminate on December  31,

2008.   The  Floating CTC shall be determined on a quarterly

basis.   TEP  shall  set the Floating CTC amount  forty-five

(45)  days  prior  to  each calendar quarter.   The  Parties

acknowledge that the Floating CTC amount may vary from month-

to-month, as the MGC varies.  The Floating CTC amount  shall equal the difference between the customer's bundled rate and the  sum  of: (i) the MGC; (ii) the 'Adder' (as  defined  in subsection  2.1(e) below);  and (iii) the unbundled  charges

for: a) distribution; b)    transmission;   c)   metering;

d)    billing;    e) ancillary services; f) fixed must-run

generation; g)  system benefits;  and  h) the Fixed CTC.

In a given  quarter,  the Floating  CTC can have a negative

value, in which  case  the negative  value  will be credited to the customers'  monthly bill.

        (d) The  monthly  MGC amount shall be  calculated  in

advance  and stated as both an on-peak value and an off-peak value.  The monthly on-peak MGC component shall be equal  to the Market Price multiplied by one plus the appropriate line loss (including unaccounted for energy ('UFE')) amount.  The

Market  Price shall be equal to the Palo Verde NYMEX futures price,  except when adjusted for the variable cost of  TEP's must-run generation. The off-peak MGC component shall be determined in the same manner as the on-peak component,

except that the Palo Verde futures price will be adjusted by the  ratio  of  off-peak to on-peak hourly prices  from  the

California  Power  Exchange  of  the  same  month  from  the preceding year.  The market price shall reflect the cost  of serving a one hundred percent (100%)  load factor customer.

        (e) The  Parties acknowledge that the purpose of  the

Adder  is  to  estimate  the cost of supplying  power  to  a specific customer or customer group and stratum relative  to

the   value  of  the  NYMEX  futures  prices  used  in   the

calculation  of  the market price for a one hundred  percent

(100%)  load  factor.  The Adder will be adjusted  for  each customer  class  and stratum, shall average  3.5  mills  and shall  be  subject to the same line loss adjustment outlined in  subsection (d) herein.  However, the initial  Adder  for any customer shall not be less than 2.5 mills.

        (f) The   Parties  acknowledge  that  the  Adder   is

intended  to estimate the difference between the  flat  load costs associated with the PV index and actual customer  load characteristics  plus an additional amount  for  costs  that will  not  be readily quantifiable until the Arizona  market more  fully develops.  After June 1, 2004, any Party to this

Settlement  Agreement may submit a request to the Commission to  alter/amend the initial Adder based upon  actual  market conditions.  Any such requests will be considered as part of the rate modifications contemplated pursuant to Section 5.2.

        (g)The  Commission shall authorize TEP to securitize

any  portion of the CTC, provided that TEP shall  file  with the  Commission a financing application that  provides  that

TEP  will share the benefits of such securitization with its customers.

        (h) The  CTC  for an ESA customer shall be calculated

using the customer's ESA price as of May 1, 1999 (subject to any automatic escalation provisions contained in the ESA) as the customer's bundled rate.

        (i) Self-generation   and   other    reductions    in

purchases  'off-the-grid' shall not be subject  to  the  CTC

(consistent with the Electric Competition Rules).

        (j) During  a  month in which must-run generation  is

provided  to  meet retail load, the Market  Price  component used  in  calculating the on-peak MGC shall  be  a  weighted average of the Palo Verde NYMEX futures price and the  must-

run  variable  cost  charges that are levied  on  scheduling coordinators serving retail customers in the TEP  load  zone during that month, consistent with AISA protocols.

3.   SEPARATION OF COMPETITIVE AND NON-COMPETITIVE SERVICES.

   3.1  On  or before December 31, 2002, TEP shall  transfer

its generation and other assets deemed to be competitive (as defined  in  the Electric Competition Rules) to a subsidiary of  TEP,  at  market  value.  Commission  approval  of  this

Settlement Agreement shall constitute any necessary approval or  waiver under Title 40, Arizona Revised Statutes and  the

Commission's Affiliated Interest Rules (A.A.C. R14-2-801, et

seq.)  for the formations of the subsidiary and the transfer

of  the  assets.   At  such time that  TEP  effectuates  the

transfer  of its generation assets, it shall be required  to procure  generation  for  its standard  offer  customers  in accordance with the Electric Competition Rules.

4. UNBUNDLED RATES.

   4.1  TEP's  rates shall be fully unbundled into  separate

charges for:

(a)   distribution;  (b)  transmission;  (c)  metering;  (d)

billing;   (e)   ancillary  services;  (f)  fixed   must-run

generation;  (g)  system benefits; and  (h)  standard  offer generation, the sum of which shall not exceed a customer's current bundled rates. For TEP's standard offer customers,

the  CTC  shall  be included in the cost of  standard  offer generation  service, and shall be separately  identified  on the customers' bills.

   4.2 TEP's cost for variable must-run generation shall  be

billed  directly  to scheduling coordinators  in  accordance with  AISA protocols, and shall be included in the  standard offer generation charge.

   4.3  TEP  shall  take reasonable steps  to  minimize  the

'collapsing' of tariffs that are on file with the Commission as of the Commencement Date.

   4.4   TEP   shall  charge  rates  for  transmission   and

ancillary   services  based  upon  its  FERC   Open   Access

Transmission Tariff.

   4.5  TEP's  tariffs shall be unbundled for all customers,

including   those  who  are  not  initially   eligible   for

Competitive Retail Access.

   4.6  TEP  shall  defer for future recovery  its  cost  to

implement  Competitive Retail Access.  The Commission  shall authorize  TEP  to  recover  its  reasonable  and  prudently incurred Competitive Retail Access implementation costs as a plant  cost and/or deferred debit subject to review  in  the

TEP June 1, 2004 filing (as discussed in section 5.2 below.)

5. RATE REDUCTIONS.

   5.1  TEP  shall reduce the rates charged to  all  non-ESA

customers  by two percent (2%) as follows: one percent  (1%)

on July 1, 1999 and one percent (1%) on

July  1, 2000.  Except for the non-ESA two percent (2%) rate reductions,  TEP's rates shall be frozen until December  31,

2008, except for: (a) those adjustments that will result  as a  consequence of this Settlement Agreement; (b) changes  in

TEP's  transmission tariffs due to AISA or Desert STAR;  and

(c) changes authorized hereinbelow.

   5.2  TEP  shall  file a report with the Director  of  the

Utilities Division by June 1, 2004 identifying any  required

modifications   to   the  Fixed  or  Floating   CTC,   TEP's

distribution  tariffs and other unbundled  components  ('TEP

June  1,  2004  filing'),  that would  have  the  effect  of reducing standard offer and/or overall unbundled rates while providing  for  TEP's  recovery  of  costs  associated  with provider  of  last resort service in standard  offer  rates.

This report shall include a recommendation as to whether the

Fixed  CTC  can be eliminated/reduced prior to December  31,

2008.   Any  changes in TEP's rates made  pursuant  to  this

section  5.2 shall be implemented no later than  January  1,

2005.

   5.3  TEP's  rate  reductions provided  for  herein  shall

constitute  full compliance with provisions of the  Electric

Competition   Rules   requiring  that   Affected   Utilities

implement rate reductions.

6. TARIFF FILINGS.

   6.1  The  Parties  agree that the Unbundled  Distribution

Tariffs,  attached  hereto  as  Exhibit  B,  are  just   and

reasonable.   The Commission's Approval Order shall  include

such  a  finding  and  approve TEP's Unbundled  Distribution

Tariffs.

7. CODE OF CONDUCT.

   7.1  All  transactions between TEP (the regulated Utility

Distribution   Company)  and  its  affiliates   engaged   in

Competitive  Retail Access shall be governed by  a  Code  of

Conduct.   Within  thirty (30) days of the  filing  of  this

Settlement Agreement, TEP shall file with the Commission  an

Interim  Code of Conduct.  TEP will voluntarily comply  with this Interim Code of Conduct until the Commission approves a final  Code  of  Conduct  for TEP  in  accordance  with  the

Electric  Competition  Rules.  TEP  shall  confer  with  the

Parties prior to filing its Interim Code of Conduct.

8. CERTIFICATE OF CONVENIENCE AND NECESSITY.

        8.1     TEP agrees to the amendment and modification

of  its  CC&N  in order to permit Competitive Retail  Access consistent with the terms of this Settlement Agreement.  The

Commission's  Approval  Order shall  contain  the  necessary

findings   and  conclusions  and  constitute  the  necessary

Commission  Order  amending and  modifying  TEP's  CC&Ns  to permit  competitive Retail Access consistent with the  terms of this Settlement Agreement.

9. INDEPENDENT SCHEDULING ADMINISTRATOR/INDEPENDENT SYSTEM
   OPERATOR.

   9.1  TEP  shall  fully  support the  development  of  the

Arizona  Independent Scheduling Administrator  ('AISA')  and

Desert   STAR.   TEP  shall  modify  its  FERC  Open  Access

Transmission Tariff ('OATT') to be fully compatible with the

AISA/ISO  Bylaws and Protocols Manual.  The Parties  reserve their  rights with respect to any AISA protocols,  including the  right to challenge or seek modifications to, or waivers

from,  such  protocols.   TEP  shall  file  changes  to  its

existing  OATT consistent with this Section within ten  (10)

days  of  Commission  approval of this Settlement  Agreement pursuant to Section 13.3.

10.RESOLUTION OF LITIGATION.

   10.1 Upon  issuance by the Commission of the  Commission's

Approval Order that is no longer subject to judicial review,

TEP  shall  move  to  dismiss  with  prejudice  all  pending litigation brought by TEP against the Commission and  assist

the   Commission  in  any  remaining  litigation   regarding

implementation of the Electric Competition Rules.

11.LOW-INCOME PROGRAMS.

   11.1To ensure that low-income customers and programs  are

not  negatively impacted by the introduction and  transition to  Competitive Retail Access, TEP's System Benefits  Charge

as  set  forth in the tariffs filed herewith, shall  include charges to maintain its existing low-income programs  (which include weatherization, Life Fund, bill assistance and  rate discounts) in an amount of at least current levels through

December 31, 2004 when all such programs will be reviewed as

part  of  TEP's  June  1,  2004 filing.   Additionally,  the

Parties agree to recommend to the Commission that TEP's  low income  rate  discount program (with the  exception  of  the medical discount which shall remain the same) be amended  as follows:  (a)  to  replace the current percentage  discounts with a flat eight dollar ($8.00) per month discount; (b) the applicant  for  the program must receive the bill  in  their name,  be a residential customer and meet one-hundred  fifty percent (150%) of the federal poverty income guidelines; and

(c)  the  program would operate as follows: (i) the  program would  have  an  application  which  is  self-declared/self-

addressed and available in English and in Spanish; (ii) once

TEP  receives  the application, it would be reviewed;  (iii)

once  the  customer has been determined to be eligible,  the discount would become effective immediately;

(iv)  participants  who move within TEP's service  territory would have their eligibility transferred with them; and  (v)

the  customers would be notified annually by TEP when it  is time to reapply.

12.WAIVERS.

   12.1 The  Parties  agree  that  waivers  for  TEP  of  the

Affiliated  Interest  Rules,  Integrated  Resource  Planning

Rules, certain conditions in Decision No. 60480, and certain

Commission  decisions  are in the  public's  interest.   The

Commission's Approval Order shall include and grant  to  TEP waivers from the following:

        (a) A.A.C.  R14-2-701, et seq. - Integrated  Resource

Planning Rules.

        (b) A.A.C.  R14-2-801  et seq. - Affiliated  Interest

Rules   (to  the  extent  necessary  to  comply  with   this

Settlement Agreement and the Electric Competition Rules).

        (c) Decision   No.  60480,  Holding  Company   Order:

Condition Nos. 2, 12, 13, 17, 19, 20, 21, 23, 25, 26, 27 and

28.

        (d) Decision No. 59594 - Mid-Year DSM and  Renewables

Report.

        (e) Decision   No.   57586  -  Director   Transaction

Report.

        (f) Decision   No.  58316  -  Investment   Subsidiary

Liquidation Report and Purchase Agreement Summary.

        (g) Decision No. 58497 - Avoided Cost Report.

        (h) Decision No. 57090 - Time of Use Letters.

        (i) Decision No. 56659 - Time of Use Report.

        (j) Decision  No.  56526 - Fuel & Performance  Filing

(upon transfer of generation assets).

        (k) Decision No. 57924 - Interruptible Report  Filing

(upon transfer of generation assets).

        (l) Statistical  Data  on  Generating  Units   Filing

(upon transfer of generation assets).

        (m) Generating  Unit  Outage  Report   Filing   (upon

transfer of generation assets).

13.CONTINGENCIES TO THIS SETTLEMENT AGREEMENT.

   13.1 Neither  the  Parties nor the Commission  shall  take any  action  that  would  diminish  the  recovery  of  TEP's stranded costs or regulatory assets provided for herein.  In entering into this Settlement Agreement, TEP has relied upon the  Commission's irrevocable promise to permit recovery  of

TEP's  stranded  costs  and regulatory  assets  as  provided herein.  Such irrevocable promise by the Commission shall be evidenced  by  the  issuance  of the  Commission's  Approval

Order,  shall  survive  the  expiration  of  the  Settlement

Agreement and shall be specifically enforceable against this and any future Commission.

   13.2 The  Parties acknowledge that TEP's ability to  offer

Competitive Retail Access is contingent upon conditions  and circumstances, a number of which are not within  the  direct control of the Parties.  Accordingly, the Parties agree that it may become necessary to modify the terms of retail access to  account  for  such factors, and they  further  agree  to address  such matters in good faith and to cooperate  in  an effort to propose joint resolutions for any such matters.

   13.3 This  Settlement Agreement shall not become effective until  the  issuance of a final Commission  Order  approving this  Settlement  Agreement,  without  modification,  on  or before  August  1, 1999.  In the event that  the  Commission

fails   to   approve   this  Settlement  Agreement   without

modification according to its terms on or before  August  1,

1999,  any  Party to this Settlement Agreement may  withdraw from  this Settlement Agreement and shall thereafter not  be bound  by  its provisions; provided, however,  that  if  TEP withdraws  from  this Settlement Agreement,  the  Settlement

Agreement shall be null and void and of no further force and

effect.   Parties  so withdrawing shall be  free  to  pursue
their  respective positions without prejudice.  Approval  of this  Settlement Agreement by the Commission shall make  the

Commission  a Party to this Settlement Agreement  and  fully bound by its provisions.

   13.4 TEP  shall not be prevented from seeking a change  in unbundled  or  Standard Offer rates prior  to  December  31,

2008,  in the event of (a) conditions or circumstances which constitute an emergency, such as the inability to finance on reasonable terms; or (b) material changes in TEP's  cost  of service  for  Commission regulated services  resulting  from

federal,   tribal,   state   or   local   laws,   regulatory

requirements, judicial decisions, actions or orders.  Except for  the changes otherwise specifically contemplated by this

Agreement,  unbundled and Standard Offer rates shall  remain unchanged until at least December 31, 2008.

   13.5 Each  provision of this Settlement  Agreement  is  in consideration  and support of all the other provisions,  and expressly  conditioned  upon acceptance  by  the  Commission without  change.  In the event that the Commission fails  to adopt this Settlement Agreement according to its terms, this

Settlement  Agreement  shall be  deemed  withdrawn  and  the parties  shall be free to pursue their respective  positions in these proceedings without prejudice.

   13.6 This  Settlement  Agreement shall  not  preclude  TEP from  requesting, or the Commission from approving,  changes to  specific  rate  schedules or  terms  and  conditions  of

service,  or  the  approval  of  new  rates  or  terms   and

conditions of service, that do not significantly affect  the overall  earnings  of the Company or materially  modify  the tariffs  or  increase the rates approved in this  Settlement

Agreement.   Nothing contained in this Settlement  Agreement

shall preclude TEP from filing changes to its tariffs or terms and conditions of service which are not inconsistent with its obligation under this Settlement Agreement.

14.MISCELLANEOUS PROVISIONS.

   14.1 This  Settlement Agreement represents an  attempt  to compromise and settle disputed claims in a manner consistent

with   the  public  interest.   Nothing  contained  in  this

Settlement  Agreement is an admission by any of the  Parties that  any of the positions taken, or that might be taken  by each  in a formal proceeding, is unreasonable.  In addition,

acceptance  of this Settlement Agreement by the  Parties  is without  prejudice to any position taken  by  any  party  in these proceedings.

   14.2 The   Parties  agree  that  they   shall   make   all

reasonable  and good faith efforts necessary to  (a)  obtain

final   approval  of  this  Settlement  Agreement   by   the

Commission;   and   (b)  ensure  full   implementation   and

enforcement  of all the terms and conditions  set  forth  in this  Settlement  Agreement.  Neither the  Parties  nor  the

Commission shall take or propose any action which  would  be

inconsistent   with  the  provisions  of   this   Settlement

Agreement.    All   parties  shall  actively   defend   this

Settlement  Agreement in the event of any challenge  to  its validity or implementation.

   14.3 To  the  extent that any provision of this Settlement

Agreement  is  inconsistent  with  any  existing  or  future

Commission order, rule or regulation or is inconsistent with the Electric Competition Rules as now existing or as may  be amended  in  the  future, the provisions of this  Settlement

Agreement  shall control and the approval of this Settlement

Agreement by the Commission shall be deemed to constitute  a

Commission-approved   variation   or   exemption   to    any

conflicting provision of the Electric Competition Rules.

   14.4 The provisions of this Settlement Agreement shall  be implemented and enforceable notwithstanding the pendency  of a  legal  challenge  to the Commission's  approval  of  this

Settlement   Agreement,  unless  such   implementation   and

enforcement  is  stayed  or  enjoined  by  a  court   having

jurisdiction  over  this matter.   If  any  portion  of  the

Commission's  Approval  Order  or  any  provision  of   this

Settlement Agreement is declared by a court to be invalid or unlawful in any respect, then (a) TEP shall have no  further obligations or liabilities under this Settlement  Agreement,

including,  but not limited to, any obligation to  implement any  future  rate reductions under Section 5.1 not  then  in effect; and (b) the modifications to TEP's CC&Ns referred to in  Section  8.1  shall be automatically revoked,  in  which event  TEP shall use its best efforts to continue to provide noncompetitive services (as defined in the proposed Electric

Competition  Rules) at then current rates  with  respect  to customer contracts in effect for competitive generation (for the remainder of their term) to the extent not prohibited by law and subject to applicable regulatory requirements.

   14.5 The   terms   and  provisions  of   this   Settlement

Agreement  apply  solely  to and are  binding  only  in  the context  of  the  purposes and results  of  this  Settlement

Agreement  and  none of the positions taken  herein  by  any party  may be referred to, cited or relied upon by any other

Party  in any fashion as precedent or otherwise in any other proceeding  before this Commission or any  other  regulatory agency or before any court of law for any purpose except  in furtherance  of the purposes and results of this  Settlement

Agreement.

   14.6 The  filing  of  this Settlement Agreement  with  the

Commission  shall  constitute  TEP's  compliance  with   the

requirements  of Decision No. 61677 that it  file  with  the

Commission  a plan for stranded cost recovery and  unbundled tariffs on or before June 14, 1999.

   14.7 The  Parties agree and recommend that the  Commission schedule  public meetings and hearings for consideration  of this  Settlement  Agreement.  The filing of this  Settlement

Agreement  with  the Commission shall be deemed  to  be  the filing of a formal request for the expeditious issuance of a procedural  schedule that establishes such  formal  hearings and  public  meetings as may be necessary for the Commission

to   approve  the  Settlement  Agreement  and  that   afford

interested  parties adequate opportunity to comment  and  be heard  on  the terms of this Settlement Agreement consistent with applicable legal requirements.













(THIS SPACE INTENTIONALLY LEFT BLANK)

15.  Proposed Order.

   15.1 Within  thirty  (30)  days  of  the  filing  of  this

Settlement  Agreement, TEP shall file with the Commission  a

Proposed  Form of Order approving this Settlement Agreement.

TEP  shall  confer  with the Parties  prior  to  filing  the

Proposed Form of Order.



DATED as of this _____ day of June, 1999.



ARIZONANS FOR ELECTRIC
CHOICE AND COMPETITION
a coalition of energy
consumers in support
of competition and
includes Cable Systems
International, BHP
Copper, Motorola,
Chemical Lime, Intel,
Honeywell, Allied
Signal, Cyprus Climax
Metals, Asarco, Phelps
Dodge, Homebuilders of
Central Arizona,
Arizona Mining
Industry Gets Our
Support, Arizona Food
Marketing Alliance,
Arizona Association of
Industries, Arizona
Multihousing
Association, Arizona
Rock Products
Association, Arizona
Restaurant
Association, Arizona
Retailers Association,
Boeing, Arizona School
Board Association,
National Federation of
Independent Business,
Arizona Hospital
Association, Lockheed
Martin, Abbot Labs,
and Raytheon.




By:  _________________________

Title:  ________________________

ARIZONANS FOR ELECTRIC
CHOICE AND COMPETITION
a coalition of energy
consumers in support
of competition and
includes Cable Systems
International, BHP
Copper, Motorola,
Chemical Lime, Intel,
Honeywell, Allied
Signal, Cyprus Climax
Metals, Asarco, Phelps
Dodge, Homebuilders of
Central Arizona,
Arizona Mining
Industry Gets Our
Support, Arizona Food
Marketing Alliance,
Arizona Association of
Industries, Arizona
Multihousing
Association, Arizona
Rock Products
Association, Arizona
Restaurant
Association, Arizona
Retailers Association,
Boeing, Arizona School
Board Association,
National Federation of
Independent Business,
Arizona Hospital
Association, Lockheed
Martin, Abbot Labs,
and Raytheon.




By:  _________________________

Title:  ________________________

DATED this ____ day of June, 1999.

RESIDENTIAL UTILITY CONSUMER
OFFICE


By:  __________________________

Title:  _________________________
_______________________________